USURF AMERICA, INC.

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
                         RIGHTS OF SERIES B CONVERTIBLE
                        PREFERRED STOCK BY RESOLUTION OF
                             THE BOARD OF DIRECTORS

      The undersigned, being the President and Chief Executive Officer of Usurf America, Inc., a Nevada corporation (the "Company"), do hereby certify that, the Board of Directors (the "Board") has adopted the following resolutions:

      Pursuant to the authority conferred upon the Board by Article IV of the Company's Articles of Incorporation, as amended, and in accordance with Chapter 78 of the Nevada Revised Statute, the Board duly adopted, at a special meeting held on January 21, 2005, a resolution providing for the issuance of a series of 3,000,000 shares of Series B Convertible Preferred Stock par value $.0001 per share, which resolution is as follows:

      RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation, as amended, of the Company, a series of preferred stock of the Company shall be designated Series B Convertible Preferred Stock par value $.0001 per share, to consist of 3,000,000 shares with voting powers, dividend rights, conversion features and such other rights, as follows:

      Section 1. Definitions.

      "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the capital stock by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than the holders of capital stock of the Company immediately prior to such sale, transfer or issuance owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board.

      "Common Stock" means the shares of the Company's common stock, par value $0.0001 per share, authorized under the Articles of Incorporation, as amended.

      "Fair Market Value" of Series B Preferred Shares shall equal the Fair Market Value of the Common Stock into which such Series B Preferred Shares could be converted pursuant to Section 7 hereof on such conversion date. The Fair Market Value of Common Stock shall be, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market (defined below), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Principal Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized independent appraiser selected in good faith by purchasers holding a majority of the principal amount of shares then outstanding. For purposes of this Agreement, "Principal Market" shall mean, initially the OTC Bulletin Board and shall also include the American Stock Exchange, New York Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

      "Fundamental Change" means: (a) any sale or transfer of more than fifty percent (50%) of the assets of the Company and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business); and (b) any merger or consolidation to which the Company is a party, except for a merger in which the Company is the surviving corporation, the terms of the Series B Preferred Shares are not changed and the Series B Preferred Shares are not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Company's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Company's Board immediately prior to the merger shall continue to own the Company's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board.

      "Junior Securities" means any capital stock or other equity securities of the Company, including, without limitation, the Common Stock.

      "Organic Change" shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

      "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            Section 2. Designation; Shares Authorized. 3,000,000 of the shares of the Company's Preferred Stock, par value $.0001 per share authorized by the Articles of Incorporation, as amended, are hereby designated Series B Convertible Preferred Stock par value $.0001 per share ("Series B Preferred Shares").


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

            Section 3. Priority. The Series B Preferred Shares shall rank prior to all of the shares of Junior Securities.

            Section 4. Dividends. The holders of Series B Preferred Shares shall participate with the holders of outstanding Common Stock as to any dividends payable on the Common Stock, as if such holder's Series B Preferred Shares were equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred Shares are convertible pursuant to Section 7 below.

            Section 5. Liquidation. Upon (i) any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), or (ii) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company, each holder of Series B Preferred Shares shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the amount payable with respect to the Series B Preferred Shares calculated as if such Series B Preferred Shares had been converted into Common Stock immediately prior to such liquidation or sale (plus all accrued and unpaid dividends thereon) (the "Liquidation Return"). All holders of Series B Preferred Shares shall be pari passu with respect to their entitlement to receive their respective Liquidation Return (plus all accrued and unpaid dividends thereon). If upon any such liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of the Series B Preferred Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to the Company's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Return of the Series B Preferred Shares (plus all accrued and unpaid dividends thereon) held by each such holder.

            Section 6. Voting Rights.

      (a) Voting Rights Generally. The holders of the Series B Preferred Shares shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise required by applicable law or provided herein, the holders of the Series B Preferred Shares shall be entitled to vote on all matters submitted to the stockholders for a vote, together with the holders of the voting Common Stock all voting together as a single class. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred Shares are convertible pursuant to Section 7 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            Section 7. Conversion Rights. The holders of the Series B Preferred Shares and the Company shall have the following rights with respect to the conversion of the Series B Preferred Shares into shares of Common Stock pursuant to this Section 7:

      (a) Optional Conversion; Mandatory Conversion. Subject to and in compliance with the provisions of this Section 7, Series B Preferred Shares may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock at any time in such holder's sole discretion, provided that at such time the Company has sufficient authorized but unissued shares of Common Stock for such conversion. A holder of Series B Preferred Shares shall be entitled to receive one hundred (100) shares of Common Stock for each Series B Preferred Share (the "Series B Conversion Rate"). In the event that sixty percent (60%) or a greater percentage of all of the Series B Preferred Shares issued on a particular date are proposed to be converted to, or have been converted to, Common Stock, then the remainder of all issued and outstanding Series B Preferred Shares shall be automatically and without further action of the part of the holders or the Company converted into Common Stock at the then applicable Series B Conversion Rate, assuming that at such time the Company has sufficient authorized but unissued shares of Common Stock for such conversion. The Company shall have the right, from time to time, to convert all or a portion of the outstanding Series B Preferred Shares into shares of Common Stock at its sole option, at the then applicable Series B Conversion Rate provided that at such time (i) the Company has not less than 750,000,000 authorized shares of Common Stock and (ii) the Company has sufficient authorized but unissued shares of Common Stock available for such conversion. Any such forced conversion by the Company shall be effected pro rata among the holders of the Series B Shares.


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

      (b) Adjustments to Series B Conversion Rate. The Series B Conversion Rate shall be adjusted as follows:

            (i) Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the date hereof, the Company effects a subdivision of the outstanding Common Stock, the Series B Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Company shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (ii) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time after the date of issuance, the Company makes a dividend or other distribution payable in additional shares of Common Stock without any payment therefor, in each such event the Series B Conversion Rate then in effect shall be increased as of the time of such issuance by multiplying the Series B Conversion Rate then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

            (iii) Adjustments for Other Dividends and Distributions. If, at any time or from time to time after the date of issuance, the Company makes a dividend or other distribution payable in securities of the Company other than shares of Common Stock, provision shall be made so that the holders of the Series B Preferred Shares shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series B Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series B Preferred Shares or with respect to such other securities by their terms.


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

            (iv) Adjustment for Reclassification Exchange and Substitution. If, at any time or from time to time after the date of issuance, the Common Stock issuable upon the conversion of the Series B Preferred Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 7), in any such event each holder of Series B Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided in this Section 7 or with respect to such other securities or property by the terms thereof.

            (v) Reorganizations, Mergers or Consolidations. If, at any time or from time to time after the date of issuance, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 7), as a part of such transaction, provision shall be made so that the holders of the Series B Preferred Shares shall be entitled thereafter to receive upon conversion of the Series B Preferred Shares the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series B Preferred Shares after such transaction to the end that the provisions of this
Section 7 (including adjustment of the Series B Conversion Rate then in effect and the number of shares issuable upon conversion of the Series B Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

            (vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

      (d) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Conversion Rate or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Shares, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Section 7, prepare a certificate showing such adjustment or readjustment and furnish such certificate to each registered holder of Series B Preferred Shares. Such certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series B Conversion Rate in effect before and after such adjustment, (C) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Shares.


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

      (e) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Fundamental Change, Organic Change or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall furnish to each holder of Series B Preferred Shares at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Fundamental Change, Organic Change, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Fundamental Change, Organic Change, dissolution, liquidation or winding up.

      (f) Mechanics of Conversion. (i) Each holder of Series B Preferred Shares who desires to convert the same into shares of Common Stock pursuant to this
Section 7 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Shares and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Shares being converted. Thereupon, the Company promptly shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
(ii) In the event the Company shall force a conversion into Common Stock of all or a portion of the Series B Shares, or the balance of any Series B Shares not converted but subject to conversion on under Section 7(a) above, the Company shall send written notice of such conversion event to the each holder of Series B Shares and such notice shall state the number of shares of Series B Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to each holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The holders shall promptly deliver the certificates representing their Series B Shares to the Company. The effective date of such conversion by the Company shall be the date that is ten (10) days after the date of the Company's written notice.

      (g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Shares. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Shares by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Company shall pay cash to the holder.


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

      (h) Reservation of Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares. The Company shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Series B Preferred Shares.

            Section 8. Redemption.

      (a) Optional Redemption. At any time (or from time to time) after (x) June 30, 2006 with respect to Series B Preferred Shares issued on or about February 21, 2005 and Series B Preferred Shares issued on or about February 21, 2006, or
(y) six months following the date of issuance of any Series B Preferred Shares issued after February 1, 2006, in the event that (i) the Company's authorized shares of Common Stock shall be less than 750,000,000, and (ii) the Company shall fail to reserve and keep available out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to effect the conversion of all outstanding Series B Preferred Shares, then any holder may cause the Company, in such holders' sole discretion, to redeem any or all of such holder's outstanding Series B Preferred Shares not otherwise converted into Common Stock in exchange for the Fair Market Value of such Series B Preferred Shares to be redeemed (the "Redemption Payment") provided such shares were issued a minimum of six months prior to such request for redemption. Such holder shall deliver written notice (the "Redemption Notice") of his intent to have some or all of his Series B Preferred Shares redeemed pursuant to this Section 8(a). The Redemption Notice shall specify the number of shares of Series B Preferred Stock to be redeemed and wire instructions and/or an address for the receipt of the Redemption Payment. Within three (3) business days of receipt of a Redemption Notice, the Company shall make the Redemption Payment.

      (b) Dividends After Redemption. No Series B Preferred Share shall be entitled to any dividends accruing after the date on which the Redemption Payment for such Series B Preferred Share have been received by the holder of such Series B Preferred Share. On such date, all rights of the holder of such Series B Preferred Share shall cease, and such Series B Preferred Share shall no longer be deemed to be issued and outstanding.

      (c) Redeemed or Otherwise Acquired Series B Preferred Shares. Any Series B Preferred Shares which are redeemed or otherwise acquired by the Company shall be cancelled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

      (d) Payment of Accrued Dividends. Upon redemption of any Series B Preferred Share, the Company shall be obligated to pay in full all accrued and unpaid dividends on the outstanding Series B Preferred Shares through the date of such redemption.


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            Section 9. Appointment of Directors. At any time that the Company has insufficient cash to make, or fails to make, a Redemption Payment within five (5) business days of the receipt of a Redemption Notice given in accordance with Section 8(a) hereof, the number of directors constituting the Company's board of directors shall, at the request of the holders of a majority of the Series B Preferred Shares then outstanding, be increased by such number which shall constitute a minimum majority of the board of directors, and the holders of Series B Preferred Shares shall have the special right, voting separately as a single class (with each Series B Preferred Share being entitled to one vote) and to the exclusion of all other classes of the Company's stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series B Preferred Shares to elect members of the board of directors may be exercised at a special meeting called to effectuate this Section 9, at any annual or other special meeting of the shareholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a shareholders meeting.

            Section 10. Registration of Transfer. The Company shall keep at its principal office a register for the registration of Series B Preferred Shares. Upon the surrender of any certificate representing Series B Preferred Shares at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Shares represented by the surrendered certificate.

            Section 11. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

            Section 12. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to this Certificate of Designation hereof without the prior written consent of the holders of a majority of the Series B Preferred Shares outstanding at the time such action is taken.


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            Section 13. Notices. Except as otherwise expressly provided hereunder, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or transmitted by facsimile or electronic mail (with request for immediate confirmation of receipt in a manner customary for communications of such type and with physical delivery of the communication being made by one of the other means specified in this Section 13 as promptly as practicable thereafter). Such notices, demands and other communications shall be addressed (i) in the case of a holder of Series B Preferred Shares, to his address as is designated in writing from time to time by such holder, (ii) in the case of the Company, to its principal office.

                                 * * * * * * * *


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

                                   SIGNATURES

      IN WITNESS WHEREOF, Usurf America, Inc. has caused this certificate to be signed by the President and Chief Executive Officer this 18th day of February 2005.

                                       By: /s/ Douglas O. McKinnon
                                           -------------------------------------
                                           President and Chief Executive Officer


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